AMENDING AGREEMENT

This Amending Agreement is dated for reference June 30, 2010

BETWEEN:

Max Resource Corp. of 1400 – 400 Burrard Street, Vancouver, B.C.  V6C 3G2

(“Max Canada”)

AND:

Max Resource, Inc. of 1400 – 400 Burrard Street, Vancouver, B.C.  V6C 3G2

(the “Optionor”)

AND:

Wendt Family Trust of 5004 E. Albuquerque Road, Reno, Nevada, 89511

(“WFT”)

WHEREAS

A.  The Optionor (which is a wholly owned subsidiary of Max Canada) and WFT entered into a Mining Lease and Option to Purchase Agreement dated May 9, 2006, a copy of which is attached hereto as Schedule “A” (the “Option Agreement”) which granted the Optionor the option to purchase certain unpatented lode mining claims located Eureka County, Nevada known as the Diamond Peak Property; and

B.  The parties wish to amend the Option Agreement to reflect the provisions set out herein;

NOW THEREFORE IN CONSIDERATION of one (1) Canadian Dollar (the receipt and sufficiency of which is hereby acknowledged), and other good and valuable consideration and of the, the parties hereto covenant and agree as follows:

1)

Section 4.1 of the Option Agreement is deleted in its entirety and replaced with the following:

 “4.1

Rental Payments.  On the dates described below, Lessee shall pay to Owner the sums described below:

Date	Payment Amount
Upon execution of this Amending Agreement	$25,000
On May 9, 2011	$ 35,000
On May 9, 2012	$ 45,000
On May 9, 2013	$ 50,000
On May 9, 2014	$ 50,000
On May 9, 2015	$ 50,000
On May 9, 2016	$ 50,000

These rental payments shall not be credited against the Royalty or the Purchase Price.   If the Option to Purchase the Property is exercised during the term of the rental payments, no further property rental payments will be due.”

2).

The Property, as that term is defined in the Option Agreement, shall be deemed to include those certain adjacent or proximate additional claims staked by Kokanee Minerals Inc. and which subsequently have been or will hereafter be transferred to WFT, particulars of which are set out on Schedule “B” hereto.

3).

Except as provided in this Amending Agreement, all other terms and conditions of the Option Agreement shall continue to have the same effect and force as though the parties had not entered into this Amending Agreement. The recitals are incorporated into and form a part of this Amending Agreement.

4)

Time is of the essence.

5).

This Amending Agreement may be executed in counterpart and the counterparts altogether shall constitute a fully executed Amending Agreement, and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the parties hereto have duly executed this Amending Agreement.

Max Resource Corp. Per: Authorized Signatory	Max Resource, Inc. Per: Authorized Signatory
Wendt Family Trust Per: Authorized Signatory

C:\Documents and Settings\Stuart Rogers\My Documents\My Documents\MAX\Diamond Peak\Amending Agreement - Diamond Peak June 30-2010.doc

Schedule “A”

Copy of Option Agreement

C:\Documents and Settings\Stuart Rogers\My Documents\My Documents\MAX\Diamond Peak\Amending Agreement - Diamond Peak June 30-2010.doc

Schedule “B”

Particulars of Additional Claims acquired from Kokanee Minerals Inc.

C:\Documents and Settings\Stuart Rogers\My Documents\My Documents\MAX\Diamond Peak\Amending Agreement - Diamond Peak June 30-2010.doc